Comparison of change in value of $10,000 investment in Dreyfus A Bonds Plus, Inc.
and the Lehman Brothers Aggregate Bond Index

EXHIBIT A:

                                    Lehman
                 Dreyfus           Brothers
                 A Bonds          Aggregate
   PERIOD      Plus, Inc.        Bond Index *

  3/31/93        10,000             10,000
  3/31/94        10,309             10,237
  3/31/95        10,619             10,748
  3/31/96        11,906             11,908
  3/31/97        12,368             12,492
  3/31/98        13,876             13,990
  3/31/99        14,161             14,898
  3/31/00        14,706             15,177
  3/31/01        16,168             17,078
  3/31/02        16,440             17,992
  3/31/03        18,133             20,094


* Source: Lipper Inc.